Exhibit 99.d

Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, 44th Floor

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

October 28, 2005

JPMorgan Chase Bank, N.A., as Depositary

4 New York Plaza

New York, New York 10004

American Depositary Shares

evidenced by American Depositary Receipts

for deposited ordinary shares of

Vimicro International Corporation

Dear Sirs:

Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing four ordinary shares of Vimicro International Corporation  (the “Company”), a corporation incorporated under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the “Deposit Agreement”) appearing, or incorporated by reference, in Exhibit (a) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and the Depositary and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands and the People’s Republic of China and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement.  In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Ziegler, Ziegler & Associates LLP